Exhibit 99.1
For release at 6:30 a.m.
Contact:
Shari Lovell, Director, Shareholder Services — 978.657.7500 Ext. 1121
Chad Rubin, Investor Relations Contact, The Trout Group LLC — 646.378.2947
Media contact:
Rosalba Cano, Spectrum Science Communications — 202.955.6222 Ext. 2579
DUSA PHARMACEUTICALS ANNOUNCES $11 MILLION IN PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS TO INSTITUTIONAL INVESTORS
Wilmington, MA, October 30, 2007 - DUSA Pharmaceuticals, Inc. (Nasdaq GM: DUSA), a dermatology company that is developing and marketing Levulan® photodynamic therapy (PDT) and other products targeting patients with common skin conditions, today announced that it has entered into definitive agreements with institutional investors with respect to the private placement of 4,581,043 shares of its common stock at $2.40 per share. The transaction also includes warrants to purchase up to 1,145,259 shares of DUSA’s common stock at an exercise price of $2.85 per share. The warrants will expire on April 30, 2013. Investors in this transaction include Deerfield Management and Greenway Capital.
Proceeds will be used to fund working capital, further advance DUSA’s Levulan PDT clinical development programs and activities associated with expanding the Company’s market presence in the U.S.
“We are pleased to have attracted such a high quality group of investors in this offering,” said Bob Doman, President and CEO of DUSA. “This financing allows DUSA to fund its ongoing business and help us execute on the strategy set forth by Management and the Board of Directors.”
Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM) served as placement agent for the transaction. Trout Capital LLC acted as a financial advisor to the Company.

The shares are being issued in a private placement under Regulation D of the Securities Act of 1933, as amended. While the Company has committed to register the shares, at this time the shares have not been registered under the Act or any state securities law or regulation and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About DUSA Pharmaceuticals
DUSA Pharmaceuticals, Inc. is an integrated dermatology pharmaceutical company focused on the development and marketing of its Levulan® Photodynamic Therapy (PDT) technology platform, and complementary dermatology products. Levulan PDT is currently approved for the treatment of Grade 1 or 2 actinic keratoses of the face or scalp, and is being studied for the treatment of acne. DUSA’s other dermatology products include ClindaReach™, and Nicomide®. DUSA is also researching additional indications for internal uses of Levulan PDT. DUSA is based in Wilmington, Mass. Please visit the company’s website at www.dusapharma.com for more information.
Forward Looking Statement
Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the expiration date of the warrants, and the use of proceeds from the offering. Furthermore, the factors that may cause differing results include the reliance on third parties, the registration process, maintenance of DUSA’s patent portfolio, and other risks identified in DUSA’s SEC filings from time to time.